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                                                                                                               OMB APPROVAL
           FORM 4                              U.S. SECURITIES AND EXCHANGE COMMISSION                -----------------------------
                                                         WASHINGTON, D.C. 20549                        OMB Number:  3235-0287
---------------------------                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Expires:  December 31, 2001
CHECK THIS BOX IF NO LONGER                                                                            Estimated average burden
SUBJECT TO SECTION 16. FORM 4 OR            Filed pursuant to Section 16(a) of the Securities          hours per response.......0.5
FORM 5 OBLIGATIONS MAY CONTINUE.        Exchange Act of 1934, Section 17(a) of the Public Utility     -----------------------------
See INSTRUCTION 1 (b).                     Holding Company Act of 1935 or Section 30(f) of the
                                                    Investment Company Act of 1940
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person(s)
   Farinvest, Ltd.                              Chicago Bridge & Iron Company N.V.             to Issuer
                                                (NYSE: CBI)                                    (Check all applicable)
------------------------------------------------------------------------------------------      Director          X 10% Owner
(Last)            (First)         (Middle)   3. IRS or Social Security   4. Statement for   ---                  ---
                                                Number of Reporting         Month/Year          Officer (give        Other (specify
Keizer Karelweg 474/1181                        Person (Voluntary)          February 2001   --- title below)     --- below)

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                 (Street)                                                5. If Amendment,   7. Individual or Joint/Group Filing
                                                                            Date of         --- (Check Applicable line)
RL Anstelveen, The Netherlands                                              Original        --- Form filed by One Reporting Person
                                                                            (Month/Year)     X  Form filed by More than One
                                                                                            --- Reporting Person
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(City)           (State)            (Zip)       TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                         2. Trans-    3. Trans-     4. Securities      5. Amount of   6. Owner-  7. Nature of
   (Instr. 3)                                   action       action        Acquired (A)       Securities     ship       Indirect
                                                Date         Code          or Disposed        Beneficially   Form:      Beneficial
                                                             (Instr. 8)    of (D)             Owned at       Direct     Owner-
                                                                           Instr. 3, and 5)   End of Month   (D) or     ship
                                                        -----------------------------------   (Instr. 3      Indirect   (Instr. 4)
                                             (Month/    Code  V  Amount    (A)or   Price      and 4)         (1)(Instr.
                                             Day/Year)                     (D)                               4)
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Share Capital                                2/7/2001   P        837,692(1)   A    $16.25      837,692         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).
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FORM 4 (CONTINUED)

  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
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1. Title of Derivative Security     2. Conversion or      3. Transaction      4. Transaction       5. Number of Derivative
    (Instr. 3)                         Exercise              Date                Code                 Securities Acquired (A)
                                       Price of              (Month/             (Instr. 8)           or Disposed of (D)
                                       Derivative            Day/Year)                                (Instr. 3, 4, and 5)
                                       Security



                                                                 ----------------------------------------------
                                                                    Code         V         (A)          (D)


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6. Date Exer-           7. Title and Amount of        8. Price of         9. Number of        10. Ownership       11. Nature of
   cisable and             Underlying Securities         Derivative          derivative           Form of             Indirect
   Expiration              (Instr. 3 and 4)              Security            Securities           Derivative          Beneficial
   Date                                                  (Instr. 5)           Beneficially        Security:           Ownership
   (Month/Day/                                                               Owned at             Direct(D) or        (Instr. 4)
   Year)                                                                     End of Month         Indirect(1)
------------------------------------------------------                       Instr. 4)            (Instr. 4)
Date        Expiration  Title
Execisable  Date


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Explanation of Responses:


(1)    On February 7, 2001, Farinvest, Ltd. ("Farinvest"), a Cayman Islands company, acquired 837,692 shares of common stock
       (the "Common Stock"), par value NLG 0.01, of Chicago Bridge & Iron Company, N.V. These shares and 3,515,072 shares of
       Common Stock owned by WEDGE Engineering B.V., a Netherlands company, are beneficially owned by Issam M. Fares.

**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations. See 18 U.S.C. 1001 and                       /s/ Richard E. Blohm, Jr.                      3/8/2001
  15 U.S.C. 78ff(a).                                           ----------------------------------------------------------  --------
                                                                         **Signature of Reporting Person                       Date
Note: File three copies of this Form, one of which must be           BY ISSAM M. FARES, ITS MANAGING DIRECTOR
      manually signed. If space is insufficient,                    BY RICHARD E. BLOHM, JR., ATTORNEY- IN-FACT
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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                             JOINT FILER INFORMATION


Name:                                        Issam M. Fares

Address:                                     Keizer Karelweg 474/1181
                                             RL Anstelveen, The Netherlands

Designated Filer:                            Farinvest, Ltd.

Statement for Month/Year:                    February 2001

Issuer and Ticker Symbol:                    Chicago Bridge & Iron Company N.V.
                                             (NYSE: CBI)

Title of Security:                           Share Capital

Amount of Securities
Beneficially Owned at
End of Month:                                4,352,674(1)

Ownership Form:                              Indirect by Farinvest, Ltd.

Signature:                                   ISSAM M. FARES


                                              By:   /s/ Richard E. Blohm, Jr.
                                                 ------------------------------
                                                 Name:  Richard E. Blohm, Jr.
                                                 Title: Attorney-in-Fact